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May 31, 2000

NAM Corporation
1010 Northern Boulevard
Great Neck, New York 11021
Attn: Roy Israel, President

Re: Leased dated September 13, 1995 between The 1010 Company, L.P., as Owner, and NAM Corporation, as Tenant, for premises located at 1010 Northern Boulevard, Great Neck, New York (as amended to date, the "Lease")

Dear Mr. Israel:

This letter will confirm our agreement concerning certain matters with respect to the addition of Suite 311 (the "Additional Space") to your space:

     1. The "Additional Space Commencement Date" as referred to in Section 69.A. of the Lease shall conclusively be deemed July 1, 2000, notwithstanding the fact that it is not expected that Owner will achieve "Substantial Completion" (as referred to in Section 69.A. of the Lease) within the Additional Space by such date. Owner agrees, however, to commence and thereafter diligently prosecute to completion work in the Additional Space in accordance with Section 69.C. of the Lease promptly after the date (the "Construction Commencement Date"). Owner and Tenant have approved the plans and specifications and anticipated costs for such work (including Tenant's Written Authorization for Tenant Extras, if necessary) and any governmental permits required have been obtained. If substantial completion of the leasehold improvements in the Additional Space does not occur within twenty (20) days of the Construction Commencement Date and such delay is not the direct result of any act or omission of Tenant or its employees or agents, of which prompt notice of such action shall be given to Tenant, then the Additional Space Commencement Date shall be moved back by the same number of days by which the date of Substantial Completion exceeds twenty (20) days from the Construction Commencement Date.

     2. The "Termination Date" of the Lease as referred to in Section 69.A. of the Lease (including the "Termination Date" for all space currently being leased by Tenant) is hereby extended to June 30, 2005.

     3. Commencing the Additional Space Commencement Date, the total fixed annual rental (exclusive of the Electric Charge set forth in Article 38 of the Lease and the Tax Payment set forth in Article 41 of the Lease) for the Premises (i.e., all space) shall be as follows:

        1. $261,640.20 ($28.815/sf) payable in equal monthly installments of $21,803.35 for the period commencing on July 1, 2000 and ending on October 31, 2000.

        a. $244,615.20 ($26.94/sf) payable in equal monthly installments of $20,384.60 for the period commencing on November 1, 2000 and ending on October 31, 2001.

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        c. $249,518.40 ($27.48/sf) payable in equal monthly installments
           $20,793.20 for the period commencing on November 1, 2001 and ending on October 31, 2002.

        d. $254,512.44 ($28.03/sf) payable in equal monthly installments of $21,209.37 for the period commencing on November 1, 2002 and ending on October 31, 2003.

        e. $259,597.20 ($28.59/sf) payable in equal monthly installments of $21,633.10 for the period commencing on November 1, 2003 and ending on October 31, 2004.

        f. $264,772.80 ($29.16/sf) payable in equal monthly installments of $22,064.40 for the period commencing on November 1, 2004 and ending on June 30, 2005.

     4. Commencing the Additional Space Commencement Date, (i) "Tenant's Share" as defined in Article 40(B) of the Lease shall be increased from .0410 to .0588 and (ii) the floor area of the Premises as set forth in Article 40(B) of the Lease shall be increased from 6,330 square feet to 9,080 square feet.

     5. The Security as set forth in Article 34 of the Lease shall be increased from $26,768.78 to $39,975.66 by Tenant depositing with Owner the sum of $13,206.88 upon the Additional Space Commencement Date.

Please sign and return one copy of this letter to confirm your agreement as to the foregoing.

Very truly yours,
The 1010 Company, L.P.

By: 1010, LLC

By: /s/ John P. Schmergel
    --------------------------
    John P. Schmergel, Member

Accepted and Agreed:
NAM Corporation
By: /s/ Roy Israel
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    Roy Israel, President